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                                                                   EXHIBIT 10.20

                               PURCHASE AGREEMENT

        This PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 8th day of May, 2000 by and between FISHER BROADCASTING INC., a Washington corporation (the "Seller"), FISHER BROADCASTING - FRESNO, LLC, a Delaware limited liability company (the "Company") and AK MEDIA GROUP, INC., a Washington corporation (the "Buyer").

                                    RECITALS:

        WHEREAS, the Company is the licensee and operator of television broadcast station KJEO-TV, Fresno, California, (the "Station") pursuant to certain authorizations issued by the FCC; and

        WHEREAS, Seller desires to sell, assign and transfer all of it membership interests in the Company (the "Membership Interests") and Purchaser desires to acquire the Membership Interests, all on the terms described in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and for good and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   AGREEMENT:

        1.      Sale and Purchase of Membership Interests.

               1.1 Membership Interests. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined) Seller shall convey, transfer, assign, sell and deliver to Buyer, and Buyer shall acquire, the Membership Interests.

               1.2 Assets to be Conveyed. At Closing, the Company shall own the following assets used or useful in the business or operations of the Station (except for the Excluded Assets) which include, without limitation, the following assets (the "Station Assets"):

               (a) All real property or interests in real property of the Company described on Schedule l.2(a) (the "Real Property"), and all buildings, structures, fixtures, appurtenances and other improvements actually or constructively attached to the Real Property;

               (b) All personal property of the Company used in connection with the Station set forth on Schedule 1.2(b) (the "Personal Property");


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               (c) All of the Company's broadcast and other rights, if any, to films and programs, broadcasting facilities contracts, agreements or arrangements, programming and production materials, film libraries, inventories or programming items, materials or supplies, and contracts, agreements and writings with respect thereto, network affiliation agreements, and all amendments, extensions, renewals, substitutions and replacements of, and additions to, such contracts and other rights as may be entered into from the date hereof through the Closing Date in accordance with the terms hereof;

               (d) All of contracts or other rights listed on Schedule 1.2(d) (individually, a "Contract" and collectively the "Contracts");

               (e) All warranties (to the extent the same can be assigned) respecting any and all Real Property and Personal Property;

               (f) All prepaid expenses as prorated in accordance with Section 2.3(c);

               (g) All goodwill attributable to the Station (other than goodwill attributable to the Fisher Marks (defined below)), promotional and advertising material and lists, telephone and telex numbers, supplies, customer lists and records, and all engineering, business and other books, papers, logs, files and records and other documents of the Seller pertaining to the Station;

               (h) All motor vehicles owned by the Company and used or held for use in the operation or business of the Station;

               (i) Other than service marks, logos, trade names and other intellectual property relating to Fisher Broadcasting Inc. that is used by Seller in connection with other broadcast properties and not solely related to the Station, including but not limited to, Fisher Television Regional Group marks (the "Fisher Marks"), all of the service marks, copyrights, software, licenses, trademarks, trade names, jingles, slogans, logotypes and other similar intangible assets maintained, owned, used or held for use by the Company in connection with the business and operation of the Station (including any and all applications, registrations, extensions and renewals relating thereto) (the "Intellectual Property"), and all of the rights, benefits and privileges associated therewith;

               (j) All licenses, permits, and other authorizations issued by the Federal Communications Commission (the "FCC") to the Company for the operation of the Station (the "FCC Licenses"), and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto; and

               (k) All permits, approvals, orders, authorizations consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, any court or governmental authority in any jurisdiction, which have been issued or granted to or are owned by the Company in


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connection with the business and operation of the Station and ownership of the
Station Assets, and all pending applications therefor.

               1.3 Excluded Assets. The following assets are not included within the definition of Station Assets, to the extent they relate to the period prior to Closing (hereinafter referred to collectively as the "Excluded Assets"):

               (a) Any cash of the Company, cash equivalents, deposits, reserves, and accounts receivable, including any inter-company accounts receivable;

               (b) Any claims asserted by the Company in any litigation involving the Company, whether or not disclosed pursuant to this Agreement, other than claims arising out of breaches of express or implied warranties relating to any of the Station Assets;

               (c) The Company's rights under the insurance policies applicable to the Station in respect of all occurrences insured thereunder;

               (d) All books, records, correspondence and other information which relates exclusively to the assets of the Company to be retained by Seller pursuant to the terms hereof;

               (e) All contracts of insurance and all insurance plans and Employee Benefit Plans (as defined below) and the assets thereof relating to the Station or the employees of the Station;

               (f) Any contracts or agreements other than those listed on a Schedule to this Agreement, those entered into in the ordinary course of business and those approved by Buyer; and

               (g) Any and all Fisher Marks.

               1.4 Further Assurances. From time to time after the Closing (as hereinafter defined), the Seller and Buyer will execute and deliver to the other such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances and other instruments as may be reasonably requested by counsel for the Buyer or Seller in order to vest in the Buyer all right, title and interest of the Seller in and to the Membership Interests and to continue Company's ownership of the Station Assets and otherwise in order to carry out the purpose and intent of this Agreement.

               1.5 Closing. The closing of the transactions herein contemplated shall, unless another date, time or place is agreed to in writing by the parties hereto, take place at the offices of Graham & Dunn, 1420 Fifth Avenue, Suite 330, Seattle, Washington 98101-2390, at 10:00 A.M., local time, on the first business day of the month following the month in which the FCC gives public notice of consent to the transfer of control to operate the Station, but in no event later than September 30, 2000 (the "Closing" or "Closing Date" herein).


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        2.      Consideration to be Paid by the Buyer.

               2.1 Purchase Price for Membership Interests. The purchase price for the Membership Interests (the Purchase Price") shall be Sixty Million Dollars ($60,000,000.00). The Purchase Price, less the Deposit and any related accrued interest as provided in Section 2.2, shall be delivered to Seller by wire transfer to one or more accounts designated by Seller on the Closing Date.

               2.2 Deposit. Within five business days of the date of this Agreement, Buyer shall deposit Six Million Dollars ($6,000,000) (the "Deposit") with Wells Fargo & Company (the "Escrow Agent") pursuant to the Escrow Agreement (the "Escrow Agreement") of even date herewith among Buyer, Seller and the Escrow Agent, attached hereto as Exhibit A. At Closing, the Deposit shall be applied to the Purchase Price and any interest or other earnings accrued thereon shall be disbursed to Buyer. If this Agreement is terminated by Seller pursuant to Section 9.1.3, Three Million Dollars ($3,000,000) and accrued interest thereon shall be disbursed to Seller as agreed liquidated damages as Seller's and Company's sole remedy against Buyer shall be disbursed to Seller. If this Agreement is terminated for any other reason, the Deposit and any interest or other earnings accrued thereon shall be disbursed to Buyer.

               2.3 Prorations. The Seller shall be entitled to all income earned or accrued, and shall be responsible for all liabilities and obligations incurred or payable, in connection with the operation of the Station through the close of business on the last day of the month preceding Closing. The Buyer shall be entitled to all income earned or accrued, and shall be responsible for all liabilities incurred or payable, in connection with the operation of the Station after the close of business on the day preceding the Closing Date. All items of income and expense shall be apportioned between the Seller and the Buyer as of the close of business on the day preceding the Closing Date in accordance with generally accepted accounting principles, unless otherwise specifically stated. Items to be apportioned include, but are not limited to, the following:

               (a) General and special real and personal property taxes and assessments imposed on the Real and Personal Property or imposed on real or personal property under any leases which are either not yet payable at the Closing Date or which have been prepaid at the Closing Date; and special district or other levies which are a lien but not due or which have been prepaid at the Closing Date;

               (b) Any power charges, utility charges, telephone charges or other communication charges either due or prepaid at the Closing Date;

               (c) Any prepaid rent on real estate or equipment or other prepaid expenses;

               (d) Any business or license fee, sale or service charge, commission, special assessment, rental payment or personal tax or assessment associated with the Station Assets;


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               (e) Any prepaid expenses; and

               (f) All other operating expenses (except those hereinafter excluded by specific reference), including without limitation employee compensation, fringe benefits (including vacation pay), sales commissions, and fees for business and professional services which are accrued but unpaid or which are prepaid as of the Closing Date.

        Within sixty (60) days after the Closing, Buyer shall determine all apportionments pursuant to the provisions hereof and shall deliver a statement of them to Seller together with the supporting documentation and information (the "Proration Adjustment"). In the event that Seller disputes any such apportionments or otherwise disagrees with the Proration Adjustment, it will notify the Buyer in writing, specifying each dispute or disagreement, within ten
(10) business days following receipt of such statement. The parties shall negotiate in good faith to resolve any disputes or disagreements for a period of thirty (30) days following delivery to the Buyer of the Seller' notice and the parties shall pay to one another any undisputed portion of the Proration Adjustment. In the event that the parties cannot come to a resolution during such thirty (30) day period, either party shall have the right to elect to submit such dispute to Deloitte & Touche LLP to resolve all points of disagreement with respect to the Proration Adjustment. All determinations made by Deloitte & Touche LLP shall be final, conclusive and binding on the Seller and the Buyer with respect to the Proration Adjustment. The costs of the accountant and/or arbitration shall be paid by the non-prevailing party as designated by the accounting firm or arbitrator. Within fifteen (15) days after the later of (i) delivery of the Proration Adjustment to the Seller or (ii) resolution of any dispute or disagreement with respect to the Proration Adjustment, the Buyer shall pay the Seller, or the Seller shall pay the Buyer, as the case may be, the net amount due as a result of the apportionments, less prior payments of the Proration Adjustment or portion thereof, plus interest at the rate of eight percent (8%) per annum for any unpaid portion of the Proration Adjustment from the date of delivery of the Proration Adjustment.

               2.4 Collection of Accounts Receivable. Within ten (10) business days after the Closing Date, the Seller shall furnish to Buyer a list of the Accounts Receivable by accounts and the amounts owing the Company as of the Closing Date. Buyer agrees, for a period of one hundred twenty (120) days following the Closing Date (the "Collection Period"), without any requirement to litigate or engage any third party to collect the Accounts Receivable, to use its reasonable efforts (with at least the care and diligence Buyer uses to collect its own accounts receivable) to collect for the Seller the Accounts Receivable and to remit to the Seller on the fifth (5th) business day following the last day of each month, collections received by Buyer with respect to the Accounts Receivable. Buyer shall not make any referral or compromise of any Accounts Receivable to a collection agency or attorney for collection and shall not compromise for less than full value any Account Receivable without the prior written consent of the Seller. At all times during the Collection Period Buyer shall promptly notify the Seller of any claim made by an Account Receivable debtor that such debtor is not obligated to make payment. In any such case, Buyer shall, at the written request of Seller, reassign, without recourse to the


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Buyer, the associated Accounts Receivable, and Seller shall thereafter have the exclusive right to enforce the collection of such Account Receivable. Any Account Receivable not collected by Buyer during the Collection Period shall revert to Seller. Buyer shall reassign, without recourse to Buyer, each Account Receivable and deliver all records relating thereto at the end of the Collection Period. All payments in respect of the Accounts Receivable received by Buyer (whether during the Collection Period or otherwise), shall be first applied to the oldest balance then due on the Accounts Receivable. Buyer agrees, upon the reasonable request of Seller, to furnish to Seller periodic reports on the status of its Accounts Receivable. Buyer shall have the right to set-off any amounts collected for Accounts Receivable for any amounts paid by Buyer on behalf of Seller and shall submit a written monthly statement to Seller with detailed support for any amounts set off. During the Collection Period, Seller will not make efforts to collect Accounts Receivable, except those with respect to which Seller has requested reassignment as described above.

        3. Liabilities Not Assumed by the Buyer. The Buyer shall not be deemed by anything contained in this Agreement to have assumed, and does not assume, and the Seller shall pay and discharge and indemnify the Buyer and hold the Buyer harmless for, any responsibility for any liabilities of the Company or obligations of the Company of any kind or description (other than those liabilities which accrue on or after the Closing Date as specifically set forth in the Agreement) including, without limitation:

               (a) Any past due programming expenses of the Company;

               (b) Any responsibility for any employee plan of the Company or any accrued or other liability for contribution or payments to be made in respect of service to employees of the Company during periods through the Closing Date under any employee pension benefit plan or any other employee benefits provided to the employees of the Company who are participants therein up to the Closing Date (the "Employee Plans"); and

               (c) All accounts payable, claims, requirements, penalties, fines or costs, liabilities and obligations of the Company arising or accruing from the operation of the Station by the Company prior to the Closing ("Payables") and the salaries, wages, severance payments and other compensation and benefits payable to any of the Company's former or retired employees whose last day of employment with the Company is prior to the Closing Date, as well as accrued taxes, employment insurance premiums, damages resulting from employment practices and decisions and other amounts due with respect to said employees, except as specifically set forth in this Agreement or otherwise agreed to in writing by Buyer and Seller.

        4. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that:

               4.1 Organization and Authority. The Company is a duly formed limited liability company, validly existing and in good standing under the laws of the State of Delaware


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and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Company is qualified to do business and is in good standing in the State of California.

               4.2 Authorization of Agreement. Seller and the Company have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all other agreements and instruments to be executed by the Seller and/or the Company in connection herewith have been (or upon execution will have been) duly executed and delivered by the Seller and the Company, have been validly authorized by all necessary corporate action and constitute (or upon execution and delivery will constitute) legal, valid and binding agreements and obligations of the Seller and the Company, enforceable in accordance with their respective terms.

               4.3 Ownership of Station Assets. The Company is the lawful owner of or has the right to use each of the Station Assets, and the Station Assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever (collectively, "Encumbrances"), except (i) for any of the foregoing disclosed in this Agreement, including Schedule 4.3 attached hereto, (ii) liens covering current property taxes not yet delinquent, and (iii) any of the foregoing that individually or in the aggregate do not materially impair the continued use and operation of the Station Assets (the "Permitted Encumbrances").

               4.4 Required Consents. Except for the Contracts Requiring Consent listed in Schedule 6.5(a), the execution, delivery and performance by Seller and the Company of this Agreement will not require the consent, approval, authorization or permit of, or filing with, or notification to any person, entity or governmental authority (other than the FCC and HSR Act).

               4.5 Agreement Not in Breach of Other Instruments. Except as indicated in Schedule 4.5 attached hereto, and subject to obtaining any required consents under the Contracts, the execution and delivery of this Agreement by the Seller and the Company and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or conflict with, in any material respect (i) any Contract or any other material agreement, indenture or other instrument to which the Seller or the Company is a party or by which either the Seller or the Company are bound, or to which any of the Station Assets or the Station is subject or affected, or result in the acceleration of any indebtedness (other than those being satisfied at closing) or in the creation of any Encumbrance upon the Station Assets or the Membership Interests, (ii) the organizational documents of the Company, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator, or (iv) any material law, rule or regulation applicable to the Station, the Seller, the Company or the Station Assets.


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               4.6 License Rights. The Company is the holder of valid FCC
Authorizations for the operation of the Station, as listed in Schedule 4.6 attached hereto.

               4.7 Taxes. The Company has filed all tax returns and forms required to be filed, or has filed timely requests for extensions of time to file (and has filed or will file within the period set by such extension), and has paid in full all taxes, estimated taxes, interest, penalties, assessments and deficiencies which have become due pursuant to such returns or without returns or pursuant to any assessments received by the Company. Such returns and forms are true and correct in all material respects, and the Company is not required to pay any other taxes except as shown on such returns. The Company is not a party to any pending action or proceeding, and, so far as Seller knows, there is no action or proceeding threatened by any government or authority against the Company (or the Seller with respect to the Company or the Station Assets) for assessment or collection of taxes, and no unresolved claim for assessment or collection of taxes has been asserted against the Company.

               4.8 Labor and Employment Matters.

               (a) Employees and Compensation. All employee benefits and welfare plans or arrangements affecting the Company's employees were established and have been executed, managed and administered in accordance with the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other laws. Except as set forth on Schedule 4.9, Seller is not aware of the existence of any governmental audit or examination of any of such plans or arrangements or of any facts which would lead it to believe that any such audit or examination is pending or threatened. Except as set forth on Schedule 4.8, no action, suit, or claim with respect to any of such plans, or arrangements (other than routine claims for benefits) is pending or, to the knowledge of Seller, threatened, and Seller possess no knowledge of any facts which could give rise to any such action, suit or claim.

               (b) Liabilities. Except as set forth on Schedule 4.8, the Company is not in default of its obligations with respect to any employee benefit plan relating to the employees of the Station (the "Plan"), including withdrawal liability under Section 4201 of ERISA. The Company has not incurred any accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Internal Revenue Code, has not failed to make any required contributions to any such Plan.

               4.9 Financial Statements. Annexed hereto as Schedule 4.9 are unaudited financial statements of the Company's operations for the six (6) months ended December 31, 1999 and the three (3) months ended March 31, 2000 (including the balance sheet of the Company as of December 31, 1999 (the "Balance Sheet")). The financial statements referred to in the preceding sentence are referred to collectively as the "Financial Statements." The Financial Statements are true and complete in all material respects and have been prepared as internal statements without review. The Financial Statements fairly present the financial


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condition, results of operations and cash flow of the Company's operations as of or for the period ended on, their respective dates.

               4.10 Liabilities. On the Balance Sheet Date, there were no material Liabilities of the Company's operations that would have been required by GAAP to be included on the balance sheet of the Company as of such date other than those Liabilities disclosed or provided for on the Balance Sheet or those described in Schedule 4.9. There are no other Liabilities of the Company's operations except (i) those incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and not in violation of or in conflict with any of the terms, agreements, warranties, representations and conditions of the Buyer contained in this Agreement, (ii) those set forth in
Schedule 4.9 hereto and (iii) those which would not, individually or in the aggregate, have a Material Adverse Effect on Seller's Station operations.

               4.11 Labor Relations; Employees. Except as set forth on Schedule 4.11, there are no labor strikes, disputes, slow downs, work stoppages or other labor troubles or grievances pending or, to the Company's knowledge, threatened against or involving the Company's operations. No unfair labor practice complaint before the National Labor Relations Board, no charges pending before the Equal Employment Opportunity Commission and no complaint, charge or grievance of any nature before any similar or comparable Governmental Authority, in any case relating to the Company's operations or the conduct of the Station's business, is pending or, to the knowledge of Seller, threatened. Neither Seller nor the Company have received notice nor have any knowledge, of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct any investigation of or relating to such corporation or the conduct of its business. Schedule 4.11 is a true and correct list of all employees of the Company employed in connection with the Station as of March 31, 2000, by job classification, their respective rates of compensation, whether each employee is bound by an employment agreement and all perquisites provided to each such employee (i.e., company car, etc.) (collectively, the "Employees" and, individually, an "Employee").

               4.12 Legal Proceedings. Except as set forth on Schedule 4.12 hereto, there are no Actions (whether or not purportedly on behalf of the Company) pending or, to the knowledge of Seller, threatened against or affecting the Station or any of its properties, rights or business. No Action involving negligence or strict liability, to the knowledge of Seller, has been threatened against the Company or the Station operations. Neither Seller nor the Company are in material default with respect to any order, writ, injunction or decree of any Governmental Authority. None of the Actions referred to on Schedule 4.12, individually or in the aggregate, will have a Material Adverse Effect on the Company or the Station operations.

               4.13 Orders, Decrees, Etc. Except for those matters applicable to the television broadcast industry as a whole, there are no orders, decrees, injunctions, rulings, publications, decisions, directives, consents, pronouncements or regulations of any court or any Governmental


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Authority issued against, or binding on, the Company or the Station operations which do or may affect, limit or control the Company's method or manner of doing business.

               4.14 Compliance With Law; Permits and Licenses.

               (a) To its knowledge, the Company has complied and is in compliance with all Laws of any Governmental Authority applicable to it, its assets or property or its operations, including, without limitation, Laws relating to zoning, building codes, licensing, permits, antitrust, occupational safety and health, environmental protection and conservation, water or air pollution, toxic and hazardous waste and substance control, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and withholding and social security taxes, other than any failure to comply that, individually or in the aggregate, will not result in any Material Liability or have a Material Adverse Effect on the Company.

               (b) The Company presently holds all the permits, licenses and franchises that are necessary for or Material to its current use, occupancy or operation of its assets or properties or the conduct of its business; and no notice of violation of any applicable zoning regulations, ordinance or other similar Laws binding on the Company with respect to its assets, properties or business has been received. Schedule 4.14(b) lists all permits, licenses and franchises held by the Company.

               (c) To its knowledge, the Company has not violated nor is alleged to have violated, or is in violation of, any Environmental Law, nor has released, treated, stored, disposed of or transported any Hazardous Substance in violation of any Environmental Law. Other than as described on Schedule 4.14(c) hereto, the Company is unaware of any Hazardous Substances located at, in, on, within or under the surface of the Station's assets, properties or facilities in Material violation of applicable Environmental Law. Other than as set forth on
Schedule 4.14(c) hereto, neither the Seller nor the Company have received, and are not aware of, any request for information, notice of claim, demand, lawsuit, action or other notification from any Governmental Authority or any third party that it may be responsible for any threatened or actual release of Hazardous Substances, or be in violation of or in noncompliance with any Environmental Law, and the Company is not subject to any agreement, consent, decree, administrative order, notice or enforcement action brought under any Environmental Law. For purposes of this paragraph 4.14 (c), "Environmental Law" means any applicable federal, state, local or Indian law, rule, regulation, ordinance, program, permit, guidance, order, consent, decree or notice of violation pertaining to the protection of natural resources, the environment and the health and safety of employees and the general public; and "Hazardous Substances" means any oil, petroleum product, asbestos, polychlorinated biphenyls, flammable substances, explosives, radioactive materials, hazardous wastes, hazardous substances, toxic wastes or substances or any other wastes, materials or pollutants defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes,"


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
"restricted hazardous wastes," "toxic substances" or words of similar import under any Environmental Law, any substance the presence of which requires remediation pursuant to any Environmental Law, or any substance disposed of in a manner not in compliance with Environmental Law. Schedule 3.18(c) lists all landfills and other disposal sites used by the Company during its ownership of the Station.

               4.15 No Material Adverse Change. Since December 31, 1999, there has not been any Material adverse change in the condition (financial or otherwise), business, or operations, of the Company, nor has there been any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has or will have a Material Adverse Effect on the Company.

               4.16 Representations and Warranties. The representations and warranties contained in this Section 4 do not contain any untrue statement of a fact or omit to state a fact necessary in order to make the statements made not misleading.

               4.17 Definitions. For purposes of this Section 4, the following terms shall have the respective meanings set forth below:

        "Actions" mean any claims, actions, suits, proceedings and investigations, whether at law or in equity, before any court, arbitrator, arbitration panel or Governmental Authority.

        "Governmental Authority" means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, Federal, state, provincial or local.

        "Laws" mean laws, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies.

        "Liabilities" mean debts (including interest thereon and any prepayment penalties applicable thereto), liabilities, claims, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, matured or unmatured, or of any other nature.

        "Lien" means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature.

        "Material" with respect to the Station's operation means an event, change or effect substantially related to the condition (financial or otherwise) or business of the Station as currently conducted.


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        "Material Adverse Effect" means an event, change or effect that substantially and adversely affects the condition (financial or otherwise) or business of the Station as currently conducted.

               4.18 Membership Interests. As of the date hereof and at Closing
(a) no membership interests of the Company are held or will be held in the treasury; (b) there are no, and will not be any, outstanding options, conversion rights, warrants, or other present or future rights in existence to acquire or to vote any of the Company's membership interests; (c) the Membership Interests represent all the issued and outstanding membership interests of the Company, and all such membership interests have been duly and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights; (d) there are no, and will not be any, voting trust agreements or other contracts, agreements, or arrangements restricting or affecting voting or dividend rights or transferability with respect to the Membership Interests; (e) Seller owns and at Closing will own the Membership Interests free and clear of any mortgages, liens, claims, charges, encumbrances, assessments, or other security or adverse interests of any kind or nature whatsoever.

        5. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that:

               5.1 Organization and Good Standing. The Buyer is a duly organized corporation, validly existing and in good standing under the laws of the State of Washington, and authorized to do business and in good standing in the State of California, with full power to carry on the business of the Station and to own, lease or operate the Station Assets.

               5.2 Authorization of Agreement. The Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and all other agreements and instruments to be executed by the Buyer in connection herewith, have been (or upon execution will have been) duly executed and delivered by the Buyer, have been validly authorized by all necessary action and constitute (or upon execution and delivery will constitute) legal, valid and binding agreements and obligations of the Buyer, enforceable in accordance with their respective terms.

               5.3 Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or conflict with, in any material respect (i) any contract or any other material agreement, indenture or other instrument to which the Buyer is a party or by which it is bound; (ii) the by-laws or other organizational documents of the Buyer; (iii) any judgment, decree, order or award of any court, governmental body or arbitrator; or (iv) any material law, rule or regulation applicable to the Buyer.

               5.4 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the entering into of this Agreement have been obtained and satisfied, and Buyer has no reason to believe that any consent required to consummate this transaction to be given by the FCC or any other governmental entity will be materially delayed.

               5.5 Litigation. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of the Buyer's knowledge, threatened, or any order, injunction or decree outstanding that would prevent the consummation of the transactions contemplated by this Agreement.

        6.      Certain Understandings and Agreements of the Parties.

               6.1 Confidentiality.

               (a) Until the Closing or for a period of three (3) years from the date hereof if the Closing does not take place, all Proprietary Information (defined below) obtained by the Buyer and its authorized representatives shall be kept confidential by the Buyer and shall not be used by it for any purpose other than in connection with the transactions contemplated hereby.

               (b) "Proprietary Information" means any information relating directly or indirectly to Company or Seller and not generally known to the public. Proprietary Information may be conveyed in written, graphic, oral or physical form and may include knowledge, know-how, ideas, processes, inventions, techniques, formulae, products, specifications, business operations, manuals, customer requirements, technology, data, plans, distributorship agreements, supply contracts, market data, financial information or other records and information relating to: (i) the business, operation or internal structure of Company or Seller; (ii) the customers, clients and accounts of Company or Seller; (iii) any method and/or procedures (such as records, programs, systems, correspondence or other documents) relating or pertaining to projects developed by Company or Seller or contemplated by Company or Seller to be developed for its present or future customers; or (iv) Company or Seller's plans, procedures, contracts or other information directly or indirectly relating to its sources of supply, relationships with suppliers, expansion plans or acquisition possibilities.

        Proprietary Information includes any information directly or indirectly relating to Seller's efforts to solicit or obtain a buyer for the Membership Interests and/or the Station.

        Proprietary Information does not include information which (i) at the time of disclosure is in the public domain, (ii) after disclosure becomes public knowledge other than through the fault of Buyer, (iii) Buyer can show was in its possession at the time of disclosure and was not acquired, directly or indirectly, from Company or Seller, or (iv) was furnished or made known to Buyer by third parties not bound by a confidentiality agreement with Company or Seller or otherwise prohibited from disclosing such information by a contractual, legal or fiduciary obligation.

               (c) Buyer will not disclose the Proprietary Information to any person other than to its partners, directors, officers, employees, advisors, agents or affiliates (all of the foregoing collectively referred to as its "Representatives") who need to know the existence of the information in order to evaluate the information supplied to Buyer. Buyer shall take all steps necessary to ensure that all of such persons or entities keep such information confidential.

               (d) In the event that Buyer or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Proprietary Information, it is agreed that Buyer, or such Representative, as the case may be, will make all reasonable efforts to preclude disclosure of the Proprietary Information including seeking a protective order or other appropriate remedy, and will provide Company and Seller with prompt notice of such request(s) so that they may also seek an appropriate protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Buyer or its Representatives may furnish that portion (and only that portion) of the Proprietary Information which Recipient is legally compelled to disclose and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any Proprietary Information so furnished.

               (e) Buyer agrees that neither it nor its Representatives will use for the benefit of Buyer or its Representatives, or communicate or divulge to any other person, firm, association or corporation, without Company and Seller's prior written consent, any Proprietary Information that has been communicated to, acquired by or learned by Buyer and its Representatives from Company.

               (f) Buyer may use the disclosed Proprietary Information only for the purposes of analyzing and evaluating the potential purchase by the Buyer of the Membership Interests. The following restrictions apply:

                      (i) Buyer may duplicate or reproduce the disclosed Proprietary Information without the prior written consent of Company and Seller for purposes of review or evaluation by its Representatives; provided that the disclosed information must carry a notice disclosing the essential terms contained in this Confidentiality and Nondisclosure Agreement;

                      (ii) Buyer may not use, duplicate or disclose Proprietary Information for purposes of manufacture, sale, replication or procurement;

                      (iii) Buyer shall not use the disclosed Proprietary Information to develop sources of supply, customers, products, processes or technologies for commercialization.

               6.2 Conduct of Business. From the date hereof through the Closing Date the Company shall not (except with the prior written consent of the Buyer):
(i) enter into any material transaction not in the ordinary course of business (including, without limitation, merge or consolidate with or into any other entity); (ii) sell or transfer any material portion of the Station Assets; (iii) mortgage, pledge, or encumber any of the Station Assets, except liens for taxes not yet due; (iv) enter into any agreements, contracts, leases, commitments, or understandings which would have a Material adverse affect upon the Station Assets or upon Seller' or the Company's ability to fulfill their respective obligations hereunder; (v) enter into agreement to provide programming, subject to the consent of Buyer, not to be unreasonably withheld, (vi) enter into any trade-out agreements, or similar contracts, commitments or understandings to provide broadcast time, except those which are in the ordinary course of business and consistent with the Seller's past business practices, and which can be and are performed completely prior to the Closing Date; (vii) program or broadcast any motion picture, feature film or syndicated program, except in the ordinary course of business and consistent with the Station's past business practices; (viii) make any increase in, or any commitment to increase, the compensation payable to any of the employees or agents of the Station other than in the ordinary course of business; (ix) hire any new employees except in the ordinary course of business or enter into or become subject to any employment, labor, union, or professional service contract or agreement not terminable at will; (x) materially alter the manner of keeping the books, accounts, or records of the Company or the accounting practices therein reflected; (xi) change or modify any of the Company's accounting principles or practices or any method of applying such principles or practices; or (xii) take any action or fail to take any action that would cause any of the representations, warranties or covenants contained herein to be untrue, incorrect or incapable of being satisfied on the Closing Date.


               6.3 (a) Preservation of Organization. etc. The Seller and the Company shall use their best efforts to (i) preserve the Station Assets and the Company's limited liability company existence and business organization intact;
(ii) maintain and preserve its goodwill, business relationships, licenses and franchises; and (iii) maintain in full force and effect all of its existing casualty, liability, and other insurance through the Closing Date in amounts not less than those in effect on the date hereof.

                      (b) Membership Interests. The Seller will not (a) issue, sell, or otherwise dispose of any of the Membership Interests; (b) acquire (through redemption or otherwise) any of its membership interests in the Company; (c) grant any options, warrants, or other rights to acquire any of its membership interests in the Company, or (d) issue, sell, or otherwise dispose of any options, bonds, notes, or other securities with respect to the Company.

               6.4 Access.

               (a) After the Closing Date, each party will retain and preserve for five years and, upon either party's request and cost, make available to the other during normal business hours for any proper purpose, any records relating to the Station prior to Closing. Additionally, each party will permit the party requesting access to make copies and extracts therefrom and will provide originals to the party requesting access where reasonably required for any lawful purpose.

               (b) After expiration of the ten (10) day termination period in
Section 6.12, upon not less than five (5) days' notice (i) the parties hereto shall make available to each other, their employees, agents, representatives and engineers, the books, records, assets, properties, facilities, premises and equipment of each of them relating to the Station, including meeting with its employees, accountants and other agents and representatives who shall furnish information with respect to such matters as they may reasonably request; and
(ii) the Buyer's employees, agents, representatives and consulting engineers may conduct engineering and other inspections of the Station and Station Assets.

               6.5 Transfer of Certain Contracts.

               (a) The Seller and the Company agree that between the date hereof and the Closing Date they will use all reasonable efforts to obtain the necessary consents to the assignment of each Contract which by its terms or under applicable law requires the consent of any of the other contracting parties thereto to an assignment thereof to the Buyer, all of which are set forth on the attached Schedule 6.5(a) (the "Contracts Requiring Consents").


               (b) At the Closing, the Buyer shall close the transactions contemplated hereby notwithstanding the fact that the Seller or the Company may have failed to obtain consents to the transfer of one or more Contracts (other than the CBS Affiliation Agreement) which by their terms require the consent of any other contracting party thereto to the assignment thereof to Buyer. The terms of this Section 6.5(b) shall govern the transfer of the benefits of each such Contract (other than the CBS Affiliation Agreement). With respect to each such unassigned Contract, after the Closing Date the Seller shall continue to deal with the other contracting party(ies) to such Contract as the prime contracting party and shall use all reasonable efforts to obtain the consent of all required parties to the assignment of such Contract, but the Buyer shall be entitled to the benefits of such Contract accruing after the Closing Date to the extent that Seller may provide the Buyer with such benefits without violating the terms of such Contract, and the Buyer agrees to perform at its sole expense all of the obligations of the Seller to be performed under such Contract, the benefits of which the Buyer is receiving after the Closing Date.

               6.6 Cooperation in Litigation. Each party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the operation of the Station prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

               6.7 Actions With Respect to Closing. Each party will use all reasonable efforts to bring about the satisfaction of the conditions precedent to the Closing and to cause the covenants and agreements contained in this Agreement to be satisfied and performed by each of them.

               6.8 Employees.

               (a) With respect to the Employees listed on Schedule 4.11, Seller's only responsibility for payment of severance and/or accrued vacation time shall be as follows:

                      (i) Not later than ten (10) days prior to Closing, Buyer agrees to provide to Seller a written list of Employees who will not be offered re-employment by Buyer. Within five (5) days after receipt of such list, Seller will provide Buyer with a schedule of the amount of severance and accrued vacation time (as of Closing) which Seller agrees to pay with respect to each such Employee.

                      (ii) Not later than thirty (30) days after Closing, Buyer shall provide Seller with a written list of additional Employees who will be terminated within sixty (60) days after Closing. Within five (5) days after receipt of such list, Seller will provide Buyer with a schedule showing the amount of severance and accrued vacation time (as of Closing) which Seller agrees to pay with respect to each such Employee.

                      (iii) Not later than sixty (60) days after Closing, Buyer will provide Seller with a list of remaining Employees. Within five (5) days after receipt of such list, Seller will provide Buyer with a schedule of the amount of accrued vacation time (as of Closing) which Seller agrees will be set off as provided in subsection (iv) below.

                      (iv) Buyer shall make the payments set forth on the schedules delivered to Buyer under subsections (i) and (ii) of this Section 6.8(a) on Seller's behalf and shall set off the amounts thereof and the amounts under subsection (iii) against the Accounts Receivable collected under Section 2.4; provided, nothing in this Section 6.8 shall limit Seller's obligation to pay the amounts under subsections (i), (ii) and (iii) to the amount of the Accounts Receivable collected by Buyer.

               (b) The Seller agrees that it shall be solely responsible and liable for any medical, disability or other benefits owed under the Company's benefit plans to employees through the Closing Date, including, without limitation, (i) expenses for health or dental benefits incurred but not submitted for reimbursement prior to the Closing that are covered under the Company's benefit plans; (ii) any incentive bonuses offered to employees of the Company; and (iii) any medical, life and other insurance coverage and benefits, and disability benefits to which any employee of the Company who retired or was terminated from service with the Company prior to the Closing Date, or who was disabled prior to the Closing Date, is entitled under the Company's benefit plans.

               (c) Except for Employees listed on the schedules provided by Buyer in accordance with subsections 6.8(a)(i) and (ii), for a period commencing upon the execution of this Agreement and ending two (2) years following the Closing Date, the Seller and its affiliates will not solicit the employment of employees hired by the Buyer without the prior written approval of the Buyer.


               6.9 FCC Application.

               (a) The Seller shall within ten (10) business days after the execution of this Agreement, submit this Agreement to the FCC. The Buyer and the Seller shall at the same time file any and all necessary applications with the FCC to obtain its written consent to the transfer of control of the Station to the Buyer ("FCC Consents"). The Seller and the Buyer, respectively, shall take all necessary steps for the expeditious processing of such application or applications to a favorable conclusion, including the filing of all necessary papers; provided that neither of the parties hereto shall have any obligation to take any unreasonable steps to satisfy complainants, if any, or to participate in any evidentiary hearing (other than a hearing at which only oral argument is to be presented).

               (b) The filing fee for the FCC Consents shall be borne equally by Buyer and Seller.

               (c) Between the date of this Agreement and the Closing Date, the Buyer, their employees and agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise or direct, the operation of the Station, but such operation, including complete control over all necessary physical property and its use and unlimited supervision of all programs shall be the sole responsibility and in the complete control and discretion of the Seller.

               6.10 Pre-Merger Notification. Buyer and the Company shall, within ten (10) days after the date hereof, file all necessary notifications under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the transactions contemplated under this Agreement. Buyer and the Company shall each pay one-half of all filing fees required in connection with such filing. Buyer and the Company shall promptly comply with any and all requests by the United States Department of Justice (the "Department of Justice") or the Federal Trade Commission (the "FTC") for additional documents or information with respect to the notification filed with the Department of Justice and the FTC pursuant to the HSR Act and shall use their respective best efforts to obtain prompt termination of the waiting period under the HSR Act.

               6.11 Tax Elections. Buyer and Seller agree that the transaction contemplated by this Agreement shall be treated as an asset sale for tax purposes. The Purchase Price shall be allocated among the assets as mutually agreed by Seller and Buyer prior to Closing, which shall be set forth on
Schedule 6.11 to this Agreement.

               6.12 Delivery of Schedules. Seller shall deliver all Schedules to Buyer within ten (10) business days after the filing of an application for the FCC Consents. Buyer may terminate this Agreement by written notice to Seller within ten (10) days after Buyer's receipt of the Schedules if any Schedule discloses a Material Adverse Effect from the Schedules to the Asset Sale and Purchase Agreement among Seller and Fisher Companies Inc., as Purchaser, and Retlaw Enterprises, Inc. and others, as Sellers. Failure to give such written notice within such ten (10) day period shall constitute an acceptance of the Schedules by Buyer and a waiver of any right to terminate under this Section 6.12.

        7.      Indemnification.

               7.1 Indemnification by Seller. Notwithstanding the Closing, Seller hereby agrees to indemnify, defend and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

               (a) Any and all losses, direct or indirect, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or obligation by Seller or the Company contained herein or in any certificate, document, or instrument delivered to Buyer hereunder;

               (b) Any and all obligations of Seller or the Company not assumed by Buyer pursuant to the terms of this Agreement;

               (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station prior to the Closing Date, including but not limited to any and all liabilities arising under the FCC Licenses or assumed contracts which relate to events occurring prior to the Closing Date;

               (d) Any and all losses, liabilities or damages resulting from any failure to comply with any "bulk sales" laws applicable to the transactions contemplated by this Agreement;

               (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity, subject to the notice and opportunity to remedy requirements of Section 7.3 hereof; and

               (f) Interest at the Washington statutory rate for interest on judgments on any reimbursable expense or loss incurred by Buyer from the date of incurrence until the date of reimbursement by Seller.

               7.2 Indemnification by Buyer. Notwithstanding the Closing, Buyer hereby agrees to indemnify and hold the Seller harmless against and with respect to, and shall reimburse the Seller for:

               (a) Any and all losses, direct or indirect, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or obligation by Buyer contained herein or in any certificate, document, or instrument delivered to Seller hereunder;

               (b) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station by Buyer on and after the Closing Date, including but not limited to any and all liabilities arising under the Station Licenses or the Contracts assigned to Buyer which relate to events occurring after the Closing Date;

               (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity, subject to the notice and opportunity to remedy requirements of Section 7.3 hereof; and

               (d) Interest at the Washington statutory rate for interest on judgments on any reimbursable expense or loss incurred by Seller from the date of incurrence until the date of reimbursement by Buyer.

               7.3 Procedure for Indemnification. The procedure for indemnification shall be as follows:

               (a) The party seeking indemnification under this Article 7 (the "Claimant") shall give notice to the party from whom indemnification is sought (the "Indemnitor") of any claim, whether solely between the parties or brought by a third party, specifying (i) the factual basis for the claim, and (ii) the amount of the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, notice shall be given by Claimant within fifteen (15) business days after written notice of the action, suit, or proceeding was given to Claimant. In all other circumstances, notice shall be given by Claimant within thirty (30) business days after Claimant becomes, or should have become, aware of the facts giving rise to the claim. Notwithstanding the foregoing, Claimant's failure to give Indemnitor timely notice shall not preclude Claimant from seeking indemnification from Indemnitor except to the extent that Claimant's failure has materially prejudiced Indemnitor's ability to defend the claim or litigation.

               (b) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives, the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30 day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.


               (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out of pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, Claimant may, but shall have no obligation to, defend or settle such claim or litigation in such manner as it deems appropriate, and in any event Indemnitor shall be bound by the results obtained by the Claimant with respect to the claim (by default or otherwise) and shall promptly reimburse Claimant for the amount of all expenses (including the amount of any judgment rendered), legal or otherwise, incurred in connection with such claim or litigation. The Indemnitor shall be subrogated to all rights of the Claimant against any third party with respect to any claim for which indemnity was paid.

               7.4 Limitation of Liability. Notwithstanding anything to the contrary provided herein, neither Seller nor Buyer shall be liable to the other under Sections 7.1 or 7.2, except and to the extent that the total amount due is greater than Five Hundred Thousand Dollars ($500,000.00); provided further, that the maximum liability of either Seller or Buyer under the provisions of this
Section 7 Indemnification shall be Six Million Dollars ($6,000,000).

               7.5 Survival of Representations and Warranties. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and shall expire fifteen months from the Closing Date, except (i) as to any matter which is based upon willful fraud by the indemnifying party, with respect to which the representations and warranties set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations; (ii) that the representations and warranties of the Seller contained in Section 4.7 hereof (taxes) shall expire on the expiration of the applicable statute of limitations;
(iii) that the Buyer's obligations with respect to all obligations and liabilities assumed by Buyer shall survive until such obligations and liabilities have been paid, performed or discharged in full; (iv) that the Seller' obligations with respect to all obligations and liabilities not assumed by the Buyer shall survive until such obligations and liabilities have been paid, performed or discharged in full; and (v) the covenants and agreements in this Section 7 shall continue in full force and effect until fully discharged. No claim or action for indemnity pursuant to Sections 7.2 or 7.3 hereof for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the preceding sentence except for claims made in writing prior to such expiration and actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration, in which case the subject of such claim shall survive with respect to such claim or dispute until the final resolution thereof. All representations and warranties, covenants, and agreements shall also survive and be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of any party hereto.

        8.      Conditions to Closing.

               8.1 Conditions to Obligations of Each Party. The obligations of the Seller and the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

                      8.1.1 No Action or Proceeding. No claim, action, suit, investigation, or other proceeding shall be pending or threatened against Seller or the Company before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

                      8.1.2 Compliance with Law. There shall have been obtained all permits, approvals, and consents of all governmental bodies or agencies which counsel for the Buyer or for the Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws. The FCC Consents shall have been granted and public notice thereof shall have been given. The waiting period under the HSR Act shall have expired or early termination shall have been granted.

               8.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be, at the option of the Buyer, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

                      8.2.1 Representations and Warranties True. In all material reports, the representations and warranties of the Seller contained in this Agreement or in any other document of the Seller delivered pursuant hereto shall have been true and correct when made and shall be true and correct on the Closing Date as though such representations and warranties were made on and as of the Closing Date, and at the Closing the Seller shall have delivered to the Buyer a certificate to such effect signed by the Seller.

                      8.2.2 The Seller' Performance. Each of the obligations of the Seller to be performed by them on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed or complied with all material respects on or before the Closing Date, and at the Closing Seller shall have delivered to the Buyer a certificate to such effect signed by the Seller.

                      8.2.3 Authority. All actions required to be taken by or on the part of, the Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Seller.

                      8.2.4 Legal Proceedings. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency except matters affecting the television broadcast industry generally, that might prevent, limit, restrict or impair the ownership, use, operation or enjoyment of the Station Assets or the Station by the Buyer, other than an action or proceeding instituted or threatened by the Buyer.

                      8.2.5 CBS Affiliation Agreement. Seller shall have received the consent of CBS to the assignment of the CBS affiliation agreement (the "CBS Affiliation Agreement") or, if Seller is unable to obtain such consent to assignment, Buyer shall have entered into a new CBS Affiliation Agreement.

                      8.2.6 Additional Closing Documents of the Seller. The Buyer shall have received at the Closing the following documents, dated the Closing Date:

               (a) Copies, certified by the Seller, of limited liability company authorizations of the Company authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby; and a copy of the membership agreement for the Company, certified by the manager of the Company as being true, correct and complete as of the Closing Date;

               (b) Certificates (if any) representing all of the Membership Interests, which shall be either duly endorsed or accompanied by stock powers duly executed in favor of Buyer.

               (c) Such further instruments of sale, transfer, conveyance, assignment or delivery covering the Station Assets or any part thereof as the Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Membership Interests to be transferred to the Buyer under this Agreement;

               (d) Copies of the consents to all Contracts Requiring Consents and any other third-party consents the Seller has been able to obtain;

               (e) Certificate of the Seller certifying that the representations and warranties of the Seller made herein and in the other agreements, documents and instruments relating hereto were true and correct as of the date of this Agreement and are true and correct as of the Closing Date, and that the Seller have performed or complied with all covenants and agreements required to be performed by the Seller on or prior to the Closing;

               (f) Certificate as to the existence and good standing of the Company in its state of formation and in the state where the Station is located, dated shortly before the Closing Date;

               (g) Resignations of the managers and

               (h) Such other documents as the Buyer may reasonably request.

               8.3 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be, at the option of the Seller, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

                      8.3.1 Representations and Warranties True. The representations and warranties of the Buyer contained in this Agreement or in any document delivered pursuant hereto shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date, and at the Closing the Buyer shall have delivered to the Seller a certificate to such effect, signed by the Buyer.

                      8.3.2 Performance of Covenants. Each of the obligations of the Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, and at the Closing the Buyer shall have delivered to the Seller a certificate to such effect signed by the Buyer.

                      8.3.3 Authority. All actions required to be taken by, or on the part of, the Buyer, including the approval of its Board of Directors, to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Buyer.

                      8.3.4 Lender's Consent. Seller shall have obtained the consent of its primary lender to the consummation of the transaction described in this Agreement.

                      8.3.5 Additional Closing Documents of the Buyer. The Seller shall have received at the Closing the following documents, each dated the Closing Date:

                      (a) Copies, certified by an officer of the Buyer, of the Buyer's authorizing resolutions and any other documentation authorizing the execution and delivery of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the transactions contemplated hereby; and a copy of the Articles of Incorporation for the Buyer, certified by an officer of the Buyer as being true, correct and complete as of the Closing Date;

                      (b) Instruments executed by the Buyer, in form and substance reasonably satisfactory to counsel for the Seller, pursuant to which the Buyer assumes the Membership Interests pursuant to the terms hereof;

                      (c) Such other closing documents as the Seller may reasonably request.

              9. Termination. This Agreement may be terminated as follows:

                      9.1.1. the mutual consent of Seller and Buyer;

                      9.1.2. by Buyer, upon a material breach of any material covenant or agreement on the part of Seller set forth in this Agreement, or if any material representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 8.2 would not be satisfied (a "Terminating Seller Breach"); provided, that, if such Terminating Seller Breach is curable by the Seller through the exercise of reasonable efforts and for so long as the Seller continues to exercise such reasonable efforts, Buyer may not terminate this Agreement under this Section 9.1.2;

                      9.1.3. by Seller, upon material breach of any material covenant or agreement on the part of Buyer set forth in this Agreement, or if any material representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.3 would not be satisfied (a "Terminating Buyer Breach"); provided, that, if such Terminating Buyer Breach is curable by Buyer through the exercise of their reasonable efforts and for so long as Buyer continues to exercise such reasonable efforts, Seller may not terminate this Agreement under this Section 9.1.3;

                      9.1.4. by either Buyer or Seller if the Closing Date shall not have occurred by September 30, 2000; provided, however, that the right to terminate this Agreement under this Section 9.1.4 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of the failure of the Closing Date to occur on or before such date;

                      9.1.5. by either Buyer or Seller if the FCC designates the application contemplated by Section 6.9 hereof for an evidentiary hearing; or

                      9.1.6. by either Buyer or Seller in the event that any court or Governmental Authority of competent jurisdiction shall issue a final, non-appealable injunction prohibiting the transactions contemplated by this Agreement; provided, however, that the issuance of such final, non-appealable injunction shall not be attributable to the breach of this Agreement by the party seeking termination pursuant to this Section 9.1.6.

               9.2 Buyer's Remedies; Specific Performance. Seller recognizes that, in the event Seller defaults in the performance of its obligations to close under this Agreement, monetary damages alone will not be adequate. Therefore, unless Buyer is in default in the performance of its obligations to close under this Agreement, Buyer shall be entitled, in addition to bringing an action at law or equity for money or other damages for indemnification under
Section 7.1 hereof, to obtain specific performance of the terms of this Agreement. In any action to enforce specifically the performance of this Agreement, Seller shall waive the defense that there is another adequate remedy at law or equity and agrees that Buyer shall have the right to obtain specific performance of Seller's obligations to close under the terms of this Agreement without being required to prove actual damages, post bond or furnish other security other than to pay the full Purchase Price and otherwise perform its closing obligations. In addition, Buyer shall be entitled to obtain from Seller court costs and reasonable attorneys' fees incurred by it in successfully enforcing its rights hereunder, plus interest at the Washington statutory rate on the amount of any judgment obtained against Seller from the date of default by Seller until the date of payment of the judgment. As a condition to seeking specific performance, Buyer shall be required to have tendered the Purchase Price specified in Section 2.1 of this Agreement, but shall be required to demonstrate it is ready, willing and able to do so and to perform its other closing obligations in all material respects.

               9.3 Seller's Remedies. Unless Seller is in default under this Agreement, if Seller terminates the Agreement pursuant to Section 9.1.3 hereof, Seller shall be entitled to the Three Million Dollars ($3,000,000) plus accrued interest thereon from the Deposit as full satisfaction of any claims it may have for damages.

               9.4 Effect of Termination. In the event this Agreement is terminated this Agreement shall forthwith become void, there shall be no liability on the part of Buyer or Seller to the other, and all rights and obligations of Buyer or Seller hereunder shall cease, except that the obligations of Buyer and Seller and the Company set forth in Section 9, Section 6.1 (which relates to confidentiality), and Section 10.11 (which relates to payment of certain expenses), shall survive such termination and the parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity or otherwise (including, without limitation, specific performance).

        10.     Miscellaneous.

               10.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered (i) personally, (ii) one (1) day after sent by overnight courier, or
(iii) three (3) days after mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

               If to the Buyer:

                      AK Media Group, Inc.
                      1301 Fifth Avenue, Suite 4000
                      Seattle, WA 98101
                      Attn.: Denis M. Curley

               With a copy to:

                      Rubin, Winston, Diercks, Harris & Cooke, L.L.P. 1155 Connecticut Avenue, Sixth Floor
                      Washington, DC 20036
                      Attn.: James L. Winston, Esquire


               If to the Seller:

                      Fisher Companies Inc.
                      600 University Street, Suite 1525
                      Seattle, Washington 98101-3185
                      Attn.: William W. Krippaehne, Jr.

               With a copy to:

                      Graham & Dunn, P.C.
                      1420 Fifth Avenue, 33rd Floor
                      Seattle, Washington 98101-2390
                      Attn: Jack G. Strother, Esquire

                      Shaw Pittman
                      2001 Pennsylvania Ave. NW, Ste. 400
                      Washington, D.C. 20006-1824
                      Attn: Clifford M. Harrington, Esquire

               If to the Company:

                      Fisher Broadcasting - Fresno, LLC
                      600 University Street, Suite 1525
                      Seattle, Washington 98101-3185
                      Attn.: William W. Krippaehne, Jr.

               With a copy to:

                      Graham & Dunn, P.C.
                      1420 Fifth Avenue, 33rd Floor
                      Seattle, Washington 98101-2390
                      Attn: Jack G. Strother, Esquire

               10.2 Knowledge. The term "to the knowledge of Seller" or similar term means the current actual knowledge of any of Pat Scott, John Ulman, Ben Tucker, Warren Spector and the General Manager of the Station.

               10.3 Assignability and Parties in Interest. Buyer shall have the right to assign this Agreement, or transfer its rights and obligations hereunder, without restriction to any other party upon delivery of written notice to Seller; provided, however, Buyer shall remain fully liable on all obligations arising hereunder, the same as if no assignment had been made. Seller shall not have the right to assign this Agreement or transfer its rights and obligations hereunder without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed. No assignment of this Agreement shall relieve the assignor of liability hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their heirs, administrators, and permitted successors and assigns.

               10.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without giving effect to principles of conflicts of laws.

               10.5 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

               10.6 Indemnification for Brokerage. The Seller and Buyer have not incurred any brokerage commission, expense or similar fee responsibility in connection with the sale of the Station. Each party shall indemnify the other party against all claims for any such fees or commission by any person purporting to act or to have acted for or on behalf of the indemnifying party.

               10.7 Publicity. The Seller and the Buyer agree that press releases and other announcements to be made by either of them with respect to the transactions contemplated hereby shall be subject to mutual agreement.

               10.8 Complete Agreement. This Agreement, the Exhibits hereto, the Schedules hereto and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings .

               10.9 Modifications, Amendments and Waivers. At any time prior to the Closing Date or termination of this Agreement, the parties may, by written agreement:

               (a) Extend the time for the performance of any of the obligations or other acts of the parties hereto;

               (b) Waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement;

               (c) Waive compliance with any of the covenants or agreements contained in this Agreement; and

               (d) Amend or supplement any of the provisions of this Agreement.

               10.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               10.11 Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

               10.12 Expenses of Transactions. The Buyer and Seller shall share equally the following expenses related to the transaction contemplated by this
Agreement: (a) payment of the filing fee required by the HSR Act, and (b) payment of the filing fee required by the FCC. Any sales and transfer taxes arising out of the transfer of the Membership Interests to the Buyer and title insurance and related charges for surveys for all Real Property being transferred to the Buyer shall be paid by Buyer. All other costs and expenses incurred by the Buyer or the Seller in connection with the transactions contemplated by this Agreement shall be borne by the party incurring the same.

               10.13 Submission to Jurisdiction. Each of the parties hereto irrevocably consents that any legal action or proceeding against it or any of its property with respect to this Agreement or any other agreement or instrument executed in connection herewith may be brought in any court of the State of Washington or any Federal court of the United States of America located in the State of Washington, or both, and by the execution and delivery of this Agreement each party hereto hereby accepts with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at the address referred to in Section 10.1 hereof, such service to become effective upon receipt thereof by such party. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement or has caused this Agreement to be duly executed and delivered in its name on its behalf as of the date first above written.

                      BUYER:
                      AK Media Group, Inc.


                      By:
                         ------------------------------
                      Name:
                      Title:

                      SELLER:
                      Fisher Broadcasting Inc.


                      By:
                         ------------------------------
                      Name:
                      Title:

                      COMPANY:
                      Fisher Broadcasting - Fresno, LLC


                      By:
                         ------------------------------
                      Name:
                      Title:

Schedule l.2(a)
Schedule 1.2(b)
Schedule 1.2(d)
Schedule 4.3
Schedule 4.4
Schedule 4.5
Schedule 4.6
Schedule 4.8
Schedule 4.9
Schedule 4.11
Schedule 4.12
Schedule 4.14(b)
Schedule 4.14(c)
Schedule 6.5(a)